EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333–99473 and 333-69504 of Universal Compression Holdings, Inc. on Form S–8 of our report dated June 27, 2003, appearing in this Annual Report on Form 11–K of Universal Compression, Inc. 401(k) Retirement and Savings Plan for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 27, 2003